Exhibit 10.16

Investment Banking	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9015 Fax: 646 465 9039

January 16th, 2013

Eyes On The Go, Inc.
40 Fulton Street, 24th Floor
New York, NY 10038

Attention: Mr. Chris Carey, Chairman and CEO

Re: Private Placement

Dear Chris:

This letter will confirm our understanding that the company known to us as Eyes On The Go, Inc. or Gander.tv (the “Company”) has engaged Chardan Capital Markets, LLC (“Chardan”, “Advisor” or “Placement Agent”) to act as the Company’s exclusive placement agent and financial advisor in connection with the Private Placement, or other transaction (as defined below) (together and separately referred to as the “Transaction”).

Section 1.      Scope of Engagement and Services. In connection with this engagement, Chardan shall, as appropriate:

(a)

familiarize itself to the extent appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company in order to, among other things, analyze the potential contributions of such business, operations and facilities to the Company’s future operating results, it being understood that Advisor shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;

(b)	advise and assist the Company in negotiating the terms and conditions of the Private Placement or other transaction;

(c)	advise the Company on an appropriate investor relations program;

(d)	introduce the Company to potential investors and/or business partners (“Introduced Parties”); This Agreement also covers indirect introductions from approved Introduced Parties – that is, if an Introduced Party introduces the Company to a third party, then this third party is also deemed an Introduced Party;

(e)	at the Company’s request, assist the Company in preparing a memorandum, for distribution to potential investors, lenders and/or other financial sources, describing the Company and its business, operations, properties, financial condition and prospects, it being specifically agreed that (i) any such memorandum shall be based entirely upon information supplied by the Company, which information the Company hereby warrants shall be accurate in all material respects; (ii) the Company shall be solely responsible for the accuracy and completeness of such memorandum; and (iii) other than as contemplated by this paragraph, such memorandum shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except with the Company’s prior written consent;

(f)	advise and assist management in preparing for presentations to investors, lenders and/or other financial sources, including the development of the best strategy for demonstrating the experience of management and the scope of such experience;

(g)	perform such other financial advisory services as Chardan and the Company may from time to time agree upon.

For purposes of this agreement, the term “Transaction” shall include, without limitation, any investment in or purchase (whether in one or a series of transactions) of the assets or the capital stock of the Company, through any proposed merger, consolidation, joint venture or other business/strategic combination with or involving the Company or any event which results in the transfer of control of or a material interest in the Company or of all or a substantial amount of the assets thereof, as well as any recapitalization, restructuring or liquidation of the Company by the current owners, a third party or any combination thereof, or any other form of transaction which results in the effective acquisition of the principal business and operations of the Company.

Section 2.      The Private Placement. Chardan and the Company agree, subject to the terms hereof, that Chardan shall act as the Company’s exclusive placement agent in connection with a private placement solely to accredited investors of shares of equity or equity linked securities of or debt issued by the Company (or its successor public entity as described below) whether in one or in a series of transactions (such securities sometimes referred to herein as the “Shares” and “Notes”) that are expected to provide gross proceeds to the Company of $1.0 million to $1.25 million, subject to an additional fifteen percent (15%) over-allotment option (the “Private Placement”). The specific terms and conditions of the Private Placement shall be determined by good faith negotiations between the Company and the prospective investors for the Private Placement.

The Private Placement shall also be conditioned upon (i) an acceptable capital structure (including numbers of shares outstanding and stock price) at the Company level, which may require the conversion of outstanding preferred stock and/or debt to common stock or reverse split of approximately 50:1 and (ii) five directors, two nominated by Chardan and one mutually agreed to by the parties, agreeing to serve on the Company’s board of directors no later than upon consummation of the Private Placement and whose identity and biographical information shall be disclosed in the Offering Memorandum. Chardan agrees to proceed toward consummation of the Private Placement and sale of the Shares diligently and in good faith, but the Company hereby acknowledges that Chardan is not providing any assurance or guaranty that any Shares will be sold. In that regard, the Private Placement will be subject to a satisfactory due diligence investigation of the Company performed by Chardan and its counsel and general market conditions.

The Private Placement will be conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations.

Section 3.      Compensation.

(a)	In connection with the Financial Advisory services, the Company will pay to Chardan an Advisory Fee consisting of:

i.

Shares of common stock equal to 3% of the Company’s aggregate post-reverse split (fully diluted). Half (Shares of common stock equal to 1.5%.) of this Advisory Fee will be due and paid immediately and the final amount due and paid at the closing of a Private Placement. These shares will be registered by the Company with the next filing.

(b)

In the event a Private Placement is consummated, the Company will pay to Chardan an aggregate placement agent fee (the “Placement Fee”) as stated below. All such fees shall be immediately paid by the Company to Chardan at the closing of the Private Placement, however, if such Private Placement occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing:

i.

The Company shall pay to Chardan an aggregate cash fee equal to ten percent (10%) of the aggregate sales price of Shares sold in the Private Placement to Introduced Parties and/or the aggregate gross proceeds from debt issued by the Company to Introduced Parties. An investor shall be deemed to be an Introduced Party if (i) Chardan arranges a meeting with such investor (or any of its affiliates), which is accepted by the Company, (ii) Chardan arranges a conference call with such investor (or any of its affiliates), which is accepted by the Company or (iii) Chardan furnishes offering materials to such investor (or any of its affiliates)

ii.

The Company shall pay to Chardan or its designee shall receive five-year warrants (“Agent Warrants”) to purchase an aggregate of ten percent (10%) of the number of Shares sold or granted in the Private Placement to Introduced Investors at an exercise price equal to the price per share of the Shares sold in the Private Placement. The Agent Warrants shall contain customary terms, including, without limitation, provisions for cashless exercise and the same registration rights afforded to investors in the Private Placement.

iii.

If the Private Placement is not consummated prior to the expiration or termination of the Term, Chardan shall be entitled to one hundred percent (100%) of the Placement Fee set forth in Sections 3(a) and (b) with respect to any securities of the Company sold or issued to any Introduced Parties within twenty-four (24) months following the expiration or termination of the Term of this Agreement

Section 4.      Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 5.      Expenses. The Company shall reimburse Chardan for all of its actual and reasonable out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the Private Placement whether or not the Private Placement is commenced or completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. In the event the Private Placement does not close for any reason, the Company shall only be obligated to pay expenses of up to $25,000 in the aggregate to Chardan subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. Chardan will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that Chardan will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company (it being understood by the parties that Chardan, and not the Company, shall be responsible for the payment of any fees, if any, due and owing to any Selected Dealers (as defined below) it engages). .

Section 6.      Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 7.      Selected Dealers. Chardan shall have the right to engage additional broker-dealers (“Selected Dealers”), upon the Company’s prior written consent, which shall not be unreasonably withheld, who are licensed members of the NASD and registered as broker dealers with the Securities and Exchange Commission. Such Selected Dealers may be engaged by Chardan pursuant to selected dealer agreements and shall receive a portion of the Placement Fee (but no additional fee from the Company) pursuant to such agreements. Chardan shall be responsible for ensuring that their actions and the actions of any Selected Dealer comply with applicable securities laws and do not cause the Company to be unable to rely upon any exemption from securities registration in connection with the Private Placement.

Section 8.     Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company. In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

Section 9.      Limitation Upon the Use of Advice and Services.

(a)

No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan

(b)

The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents

(c)

Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company

Section 10.      Right to Act.. Upon closing of the Private Placement, the Company will grant Chardan a thirty-six (36) month right to act as a lead placement agent on any future private placement of the Company’s securities in which the Company elects to engage a placement agent or as a lead managing underwriter on any public offering of the Company’s securities. It is understood that if, during the thirty-six (36) month period following the consummation of a Successful Private Placement, a third party broker-dealer provides the Company with written terms with respect to a future securities offering (“Written Offering Terms”) that the Company desires to accept, the Company shall promptly present the Written Offering Terms to Chardan. Chardan shall have five (5) business days from its receipt of the Written Offering Terms in which to determine whether or not to accept such offer and, if Chardan declines such offer or fail to respond within such five day period, then the Company shall have the right to proceed with such financing with another placement agent or underwriter upon substantially the same terms and conditions as the Written Offering Terms. In the event that either Placement Agent declines in exercising its right of first refusal in accordance with the foregoing terms, Chardan that accepts shall have the sole right to act as placement agent or underwriter with respect to the subsequent offering of the Company’s securities.

Section 11.      Control Transaction. If the Company executes a letter of intent to conduct a Control Transaction (as defined below) during the Exclusivity Period and the Control Transaction contemplated in such letter of intent is ultimately consummated or the Company consummates a Control Transaction with any party prior December 31, 2016, then the Company shall pay Chardan a cash fee of 4% of the Control Transaction Consideration (as defined below) received upon the closing of such Control Transaction to be paid upon the closing of the Control Transaction. For the avoidance of doubt, Chardan shall not receive Control Transaction Consideration relating to (i) the execution of a letter of intent for a Control Transaction following the expiration of the Exclusivity Period or (ii) the consummation of a Control Transaction following the expiration of the Exclusivity Period (provided that a letter of intent for such Control Transaction was not executed during the Exclusivity Period). For purposes hereof, a "Control Transaction" shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of, or a majority interest in, the Company or all or substantially all of its businesses, assets or properties, is sold, leased or otherwise transferred to one or more non-affiliated third parties, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a leveraged buy-out, a restructuring, a recapitalization, a repurchase of capital stock, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof) or a liquidation or any other similar control transaction; provided, however, that neither the reverse merger to be consummated by the Company in connection with the Private Placement nor the senior secured convertible note bridge financing (which is intended to serve as a bridge towards the Private Placement) shall constitute a Control Transaction hereunder. In the case of a tender or exchange offer or a multi-step transaction which contemplates the acquisition of more than 50% of the Company's outstanding voting stock, a transaction shall be deemed to have been consummated upon the acquisition of more than 50% of the Company's outstanding voting power or the ability to elect a majority of the Company's Board of Directors. For purposes hereof, “Control Transaction Consideration” shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any contingent, earned or other consideration paid or payable, directly or indirectly, to the Company or its stockholders (in the case of its stockholders, solely in consideration for the securities held by such stockholders) in connection with a Change of Control Transaction; provided, however, any Control Transaction Consideration constituting contingent consideration (such as an earn-out) shall be paid when and if such contingent consideration is paid to the Company or its stockholders, as applicable.

Section 12.     Registration Rights. The Company shall provide registration rights to the investors on customary terms for transactions of this nature to be negotiated.

Section 13.     Information; Cooperation. The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company and the Private Placement which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. Chardan shall not, and shall cause any of its selected dealers not to, deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 14.      Condition Precedent to Certain Obligations. The Company’s and Chardan’s obligations to commence the Private Placement shall be subject to execution of a Placement Agency Agreement on customary terms and incorporating the principal terms hereof (it being acknowledged and agreed that no additional fees shall be set forth in the Placement Agency Agreement other than blue sky and FINRA filing fees and legal expenses). The Company will, at the closing of the Private Placement, furnish Chardan with a favorable opinion of its outside counsel. Such opinion will include customary items contained in legal opinions rendered in connection with financing transactions, including, among other things, opinions on matters relating to organization and good standing, capitalization, corporate power and authority, non-contravention, exemption of the Private Placement and 10b-5 statements.

Section 15.      Miscellaneous.

(a)

Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: 40 Fulton Street, 24th Floor, New York, NY 10038, or if to Chardan, addressed to them at: 17 State Street, Suite 1600, New York, NY 10004. Such notice or other communication shall be deemed to be given on the date of receipt

(b)

This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan

(c)

This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of the FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants)

(d)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf

(e)

The Company hereby acknowledges that Chardan is not a fiduciary of the Company. Chardan makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future

(f)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law)

(g)

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 16.     Termination. The term (the “Term”) of Chardan’s engagement hereunder shall commence on the date hereof and shall end on the final closing of the Private Placement; provided however that this Agreement can be terminated prior to such time as follows: (i) fifteen (15) days after receipt of written notice of termination from Chardan for any reason, (ii) fifteen (15) days after receipt of written notice of termination from the Company for any reason, provided such notice is delivered following December 31, 2013.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder, reimbursement for Placement Agent expenses incurred up to the date of such termination in accordance with Section 5 hereunder and fees that may become due to Chardan under Sections 3 or 11 hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 16 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” “Expenses,” “Limitation of Liability,” “Control Transaction” and the “Tail Period” provisions set forth under Section 3 will survive.

Section 17.     Limitation of Liability. The liability of Chardan pursuant to this Engagement Letter shall be limited to the Placement Fee received by Chardan hereunder, which shall not include any liability for incidental, consequential or punitive damages.

Section 18.     No Finders or Other Brokers. The Company represents that this agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Chardan hereunder. Chardan likewise represents that to the extent it has incurred any broker or finder’s fee obligation, e.g., for a third party’s assistance to Chardan, such obligation will be and remain Chardan’s responsibility.

Section 20.      Provision for Alternative Outcomes.In the event that other services are requested by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement .

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By: ______________________________

Investment Banking

Agreed to and accepted this 16th day of January, 2013

Christopher Carey, Chairman and CEO

ANNEX A

(a)     INDEMNIFICATION

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Placement Agent and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agent’s bad faith or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Placement Agents’ bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agents, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Placement Agent under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the engagement letter of which this Annex A is a part.

Promptly after receipt by Placement Agent or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Indemnification Annex to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Placement Agent and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Placement Agent’s services thereunder.